Exhibit 10.20

EPAM Systems, Inc.

41 University Drive, Suite 202

Newtown, PA 18940

February 24, 2010

Ginger Mosier

218 Riverwoods Drive

New Hope, PA 18938

Dear Ginger,

On behalf of EPAM Systems, I am pleased to be able to extend to you this offer of employment. We are all excited about the prospect of your joining us. This letter provides a written summary of previous discussions, and is intended as a formal offer of employment with EPAM Systems Inc.

Role

You will join the company as General Counsel and Assistant Corporate Secretary, reporting directly to the Chief Financial Officer, me, with such customary duties, powers and responsibilities as are commensurate with such position. The company will provide reasonable and customary tools, and the company will re-imburse you for professional related expenses (e.g., bar fees and associations, CLEs) of $3,000 annually.

Base Salary

Your annual base salary will be $170,000, paid in monthly installments pursuant to the company’s customary payroll practices.

Year-end Bonus

In addition to your salary, depending on your performance, company profitability and other business considerations, you will be eligible to receive an annual bonus, at the discretion of management and the Board of Directors.

Stock Options

You will be granted 4,000 equity stock options for EPAM Systems. The options vest equally over 4 years. The exercise price per share will be based on a $200 million valuation of the company. Further terms and conditions related to the equity stock options are included within the documentation for the 2006 EPAM Systems Stock Option Plan and Stock Option Agreement. Final terms and grant amounts are subject to formal approval of EPAM Board of Directors.

Benefits

You will be able to enroll in our Company’s medical and other benefit plans. You will also be able to participate in our 401K plan. You will receive more information about these plans on or before your first day.

Paid Time Off

You will receive 20 vacation days, 5 sick days and 1 personal day per year, which are prorated during your first year. The sick days may not be used as planned vacation, but rather used in the event of illness. Additionally, the company recognizes 9 paid holidays throughout the year.

Non-Disclosure/Non-Solicit

Your employment will be subject to signing the Company’s confidentiality and non-solicitation agreement.

At Will Employment

Consistent with Pennsylvania state law, your employment will be “at-will” at all times. This means that you have the right to terminate your employment at any time for any reason, with or without cause. In turn, the Company will have the right to terminate your employment at any time for any reason, with or without cause.

EPAM Systems, Inc.

41 University Drive, Suite 202

Newtown, PA 18940

If you are in agreement with the terms outlined above, please sign both copies keeping one for your files and returning the other to me.

Sincerely,

Ilya Cantor
CFO

AGREED TO:

Employee			EPAM SYSTEMS, INC.

By:	/s/ Ginger Mosier	By:	/s/ Ilya Cantor
Name:	Ginger Mosier	Name:	Ilya Cantor
Title:	—	Title:	CFO

Date:	2-24-10	Date:	2.24.10